Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cardinal Financial Corporation:

We consent to the use of our reports dated March 15, 2016, with respect to the consolidated statements of condition of Cardinal Financial Corporation and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, and statements of comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 15, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, expresses our opinion that Cardinal Financial Corporation did not maintain effective internal control over financial reporting as of December 31, 2015 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management identified deficiencies in the operating effectiveness of certain controls relating to the process of estimating the allowance for loan losses that in aggregate were determined to be a material weakness.

/s/ KPMG LLP

McLean, Virginia
March 15, 2016